Exhibit No. 99

M E M O R A N D U M

DATE:	March 1, 2004
TO:	Members of the Board of Directors and Executive Officers
FROM:	Joseph M. Joyce, Senior Vice President – General Counsel & Assistant Secretary
RE:	Best Buy Retirement Savings Plan Blackout Notice

As a director or executive officer of Best Buy Co., Inc. (“Best Buy”) you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain securities transactions during pension plan blackout periods. This memorandum is to notify you of an impending blackout period in connection with a planned change in the record keeper for the Best Buy Retirement Savings Plan (the “Plan”). The equity security subject to the blackout period is Best Buy common stock, as held in the Plan.

During the blackout period, you are prohibited from purchasing, selling, or otherwise acquiring or transferring Best Buy common stock or its derivatives, including stock options(1).  This prohibition applies to any direct or indirect pecuniary interest you may have in such securities, such as Best Buy common stock held by immediate family members living with you, in trust, or by controlled partnerships or corporations.  This prohibition also applies without regard to whether you participate in the Plan or your transactions are inside the Plan.

Upon termination of the blackout period, you will be permitted to resume transactions in such securities subject to the requirements of the Best Buy Securities Trading Policy. Please be advised that you are still subject to regular quiet periods as imposed in correlation with sales and earnings releases, as well as “special” quiet periods imposed periodically, as appropriate.

Please note the following information regarding the upcoming blackout period:

•                  During the blackout period, participants in the Plan will be temporarily unable to direct or diversify the assets held in their Plan accounts, obtain a loan under the Plan, or obtain a distribution from the Plan.

•                  The blackout period is expected to commence at the close of business on March 24, 2004 and is expected to end during the week beginning April 18, 2004. You can check on the status of  the blackout period by logging on to the Best Buy eBenefits Center (using the Employee Self-Service site on TagZone or Employee Toolkit, or by using www.ebenefitscenter.com/bestbuy), or by calling the Best Buy HR Support Center at 1-866-MY-BBY-HR (1-866-692-2947).

If you have questions regarding this notice, please contact me at (612) 291-7445, or in writing at 7601 Penn Avenue South, Richfield, MN 55423.

(1) There are limited exceptions to the prohibition including: bona fide gift transactions and purchases and sales under qualified Rule 10b5-1 trading plans. It is strongly recommended that you consult with Best Buy Legal Counsel prior to entering into a transaction based on any exception.